                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           OEC COMPRESSION CORPORATION
                           --------------------------
                (Name of Registrant as specified in its Charter)

Payment of Filing Fee (check the appropriate box):
[X] No Fee Required.
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:_______________________________
     (2) Form, Schedule or Registration Statement No.:________
     (3) Filing party:    _____________________________________
     (4) Date filed:___________________________________

                           OEC COMPRESSION CORPORATION
                       2501 CEDAR SPRINGS ROAD, SUITE 600
                               DALLAS, TEXAS 75201

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON May 20, 1999

                           --------------------------

TO THE STOCKHOLDERS OF OEC COMPRESSION CORPORATION (formerly known as Equity Compression Services Corporation)

         The Annual Meeting of Stockholders of OEC Compression Corporation, formerly known as Equity Compression Services Corporation, an Oklahoma corporation (the "Company"), will be held at the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana 71201, on Thursday, May 20, 1999, at 10:00 a.m., local time, for the following purposes:

         (1)  To elect twelve (12) directors of the Company;

         (2) To ratify the selection of Arthur Andersen LLP, as independent auditors for the Company for its fiscal year 1999; and

         (3) To transact other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 16, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

         The Company's Proxy Statement and Annual Report are submitted herewith.

By Order of the Board of Directors

JACK D. BRANNON
SECRETARY

Dallas, Texas
April 26, 1999


YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR ENCLOSED PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISH AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                           OEC COMPRESSION CORPORATION
                       2501 CEDAR SPRINGS ROAD, SUITE 600
                               DALLAS, TEXAS 75201

                           --------------------------

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 1999

--------------------------

GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the management and Board of Directors of OEC Compression Corporation (formerly known as Equity Compression Services Corporation) (the "Company") to be used at the Annual Meeting of Stockholders to be held Thursday, May 20, 1999, at 10:00 a.m., local time, at the Holiday Inn Professional Centre/Atrium, 2001 Louisville Avenue, Monroe, Louisiana 71201, and all adjournment(s) thereof, for the purposes set forth in the attached Notice of Annual Meeting. The Company's executive offices are located at 2501 Cedar Springs Road, Suite 600, Dallas, Texas 75201. The approximate date upon which this Proxy Statement and the form of proxy are being mailed to stockholders is April 30, 1999.

EXPENSES OF SOLICITATION

         The expense in connection with the solicitation of proxies, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxy Statement and accompanying proxy, have been or will be borne by the Company. The Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company's Common Stock. Directors, officers and other employees of the Company may solicit proxies personally, by telephone or telegram, from some stockholders if proxies are not received promptly.

QUORUM AND VOTE REQUIRED

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the selection of the independent auditors. Directors shall be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions from voting, which may be specified on all proposals except the election of directors, will be treated as shares that are present for purposes of determining a quorum and will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for a vote. Accordingly, an abstention will have the same effect as a vote against any such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter and will have no effect on the outcome of such vote, however, they will be treated as shares that are present for purposes of determining the presence of a quorum.

REVOCABILITY OF PROXIES

         The form of proxy enclosed is for use at the Annual Meeting if a stockholder is unable to attend or does not desire to vote in person. At any time before the shares represented by the proxy are voted at the Annual Meeting, the stockholder may revoke the proxy by delivering to the Secretary of the Company a written revocation of the proxy, by delivering a later dated proxy or by voting in person while in attendance at the Annual Meeting.

MANNER OF VOTING PROXIES

         The accompanying proxy card is designed to permit each stockholder of record at the close of business on April 16, 1999, to vote on the election of directors and the ratification of the selection of the Company's independent auditors for 1999. With respect to the election of directors, the proxy card provides space for stockholders to vote in favor of all nominees or withhold their votes for any specific or all nominees for the Board of Directors.

         All shares represented by valid proxies received prior to the meeting, and not revoked, will be voted in accordance with the instructions on the proxy. If the proxy is signed and returned to the Company, but no instructions are given, it is intended that the proxy will be voted FOR approval of the Board of Directors' nominees and the ratification of the selection of the independent auditors for the Company. As to any other business that may properly come before the meeting, including all matters incident to the conduct of the meeting, it is intended that the proxy will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

STOCKHOLDER PROPOSALS FOR 2000 MEETING

         Under the rules of the Securities and Exchange Commission, in order to be considered for inclusion in the Company's proxy statement relating to the 2000 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company at its principal offices, 2501 Cedar Springs, Suite 600, Dallas, Texas 75201 addressed to the Secretary of the Company, on or before January 20, 2000.

         VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS THEREOF

         At the close of business on April 16, 1999, there were 29,381,211 issued and outstanding shares of the Common Stock (exclusive of 184,500 shares held in treasury) of the Company. Each holder of Common Stock is entitled to one vote per share on all matters. Only stockholders of record at the close of business on April 16, 1999, will be entitled to consent to the actions set forth herein.

         The following table sets forth certain information, as of April 16, 1999, regarding the beneficial ownership of the Company's Common Stock by (i) all persons who were known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) all executive officers of the Company and (iv) all the directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that the beneficial owners named below have sole voting and investment power with respect to such shares.


NAME AND ADDRESS OF                                                 PERCENT
BENEFICIAL OWNER                      NUMBER OF SHARES              OF CLASS
-------------------                   ----------------              --------
HACL, LTD., ........................     11,463,636(1)               39.02%
A TEXAS LIMITED PARTNERSHIP
2838 WOODSIDE STREET,
DALLAS, TX 75206
DIRECT

ENERGY INVESTORS....................      4,136,364                  14.08%
A TEXAS JOINT VENTURE
2838 WOODSIDE STREET,
DALLAS, TX 75206
DIRECT


                                       -2-


HAWKINS OIL & GAS, INC. ............      1,296,582(2)                4.41%
400 S. BOSTON, SUITE 800,
TULSA, OK 74103
DIRECT AND INDIRECT

GREGORY & COOK, INC. ...............      3,037,251                  10.34%
7575 SAN FELIPE, SUITE 350,
HOUSTON, TX 77063
DIRECT

CHARLES M. BUTLER, III..............        148,000(3)                 *
DIRECT

JAMES D. FINLEY.....................        171,155(4)                 *
DIRECT AND INDIRECT

NEAL A. HAWTHORN....................         22,100(5)                 *
DIRECT

CLIFFORD S. LEWIS...................         82,420(6)                 *
DIRECT AND INDIRECT

JACK D. BRANNON.....................        305,112(7)                1.04%
DIRECT AND INDIRECT

DON E. SMITH........................        838,911(8)                2.85%
DIRECT AND INDIRECT

RICHARD D. BRANNON..................      3,292,636(9)               11.21%
DIRECT AND INDIRECT

RAY C. DAVIS........................      1,830,575(10)               6.23%
DIRECT AND INDIRECT

MATTHEW S. RAMSEY...................        669,320(11)               2.28%
DIRECT AND INDIRECT

JON P. STEPHENSON...................      1,106,545(12)               3.77%
DIRECT AND INDIRECT

KELCY L. WARREN.....................      1,830,575(13)               6.23%
DIRECT AND INDIRECT

DENNIS W. ESTIS.....................      5,363,865(14)              18.26%
DIRECT

JAMES W. BRYANT.....................        373,036(15)               1.27%
DIRECT


                                       -3-


All Directors and Executive Officers
as a Group (13 Persons).............     16,034,250(16)               54.57%

 -------------------
*        Less than 1%

(1) Includes 7,600,000 shares which may be acquired upon the exercise of presently exercisable warrants. Does not include the 4,136,364 shares of Common Stock held by Energy Investors, a Texas joint venture. HACL, Ltd. is the managing joint venturer of Energy Investors, but is obligated to vote the shares as directed by the other joint venturers (proportionately according to their interests) and HACL, Ltd. is not entitled to participate in the distribution or profits attributable to the shares until the other joint venturers receive a specified annual return on their investment in the shares.

(2) Includes 40,319 shares attributable to Hawkins Oil & Gas, Inc.'s general partner interest in HX 1986, 19,522 shares attributable to its general partner interest in Hawkins Exploration and 47,393 shares attributable to the Hawkins Oil & Gas, Inc. Profit Sharing Plan.

(3) Includes 33,000 shares which may be acquired upon the exercise of presently exercisable options.

(4) Includes 12,100 shares which may be acquired upon the exercise of presently exercisable options and 145,455 share attributable to Mr. Finley's interest in Energy Investors.

(5) Includes 12,100 shares which may be acquired upon the exercise of presently exercisable options.

(6) Includes 50,500 shares which may be acquired upon the exercise of presently exercisable options, and 31,920 shares held by the 401(k) Plan and allocated to the account of Mr. Lewis.

(7) Includes 51,112 shares which may be acquired upon the exercise of presently exercisable options and 240,000 shares which may be acquired upon the exercise of presently exercisable warrants.

(8) Includes 8,800 shares which may be acquired upon the exercise of presently exercisable options, and 19,718 shares held by the 401(k) Plan and allocated to the account of Mr. Smith

(9) Includes 15,500 shares which may be acquired upon the exercise of presently exercisable options, 1,101,136 shares attributable to Mr. Brannon's interest in HACL, Ltd. and 2,165,999 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Brannon's interest in HACL, Ltd.

(10) Includes 15,500 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Davis' interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Davis' interest in HACL, Ltd.

(11) Includes 77,778 shares which may be acquired upon the exercise of presently exercisable options, 193,182 shares attributable to Mr. Ramsey's interest in HACL, Ltd. and 388,360 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Ramsey's interest in HACL, Ltd.

(12) Includes 15,500 shares which may be acquired upon the exercise of presently exercisable options, 367,045 shares attributable to Mr.
Stephenson's interest in HACL, Ltd. and 721,999 shares which may be acquired upon the exercise of presently exercisable warrants which are attributable to Mr. Stephenson's interest in HACL, Ltd.

(13) Includes 15,500 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Warren's interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Warren's interest in HACL, Ltd.

(14) Excludes 1,380,675 shares which are held by the ex-wife of the Mr. Estis. Mr. Estis disclaims beneficial ownership of such shares.

(15) Includes 363,636 shares held by HACL.

(16) Includes 307,390 shares which may be acquired upon the exercise of presently exercisable options, 51,638 shares held by the 401(k) Plan and allocated to the accounts of such individuals, 3,248,483 shares attributable to such persons' interests in HACL, Ltd., 5,923,024 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to such persons' interests in HACL, Ltd. and 145,455 shares which are attributable to Mr. Finley's interest in Energy Investors.

         CERTAIN RELATIONSHIPS AND INTEREST IN CERTAIN TRANSACTIONS

         On November 10, 1998, OEC received a letter from Dennis Estis indicating that Mr. Estis was dissatisfied with current management of the Company and was requesting that a special meeting of the shareholders of the Company be called to remove several directors of the Company and remove the current President/Chief Executive Officer and Chief Financial Officer of the Company. Mr. Estis, who is a director and was Chief Operating Officer of the Company, also demanded access to the shareholder records of the Company and indicated that if the Board of Directors of the Company did not call a special meeting of the shareholders of the Company, Mr. Estis would solicit proxies or consents to call such meeting. Mr. Estis informed the Company that he had the proxies of two other shareholders of the Company to call a special meeting of the Company's shareholders. Mr. Estis also informed the Company that a lawsuit had been filed against the Company and certain directors or officers of the Company but such lawsuit would not be served while the parties were discussing these matters.

         On November 11, 1998, the Board of Directors of the Company held a special meeting at which Mr. Estis was given an opportunity to air his concerns about the Company and its management. The Board of Directors carefully considered the views of Mr. Estis and the position of management of the Company and voted not to call a special meeting of the shareholders of the Company. In addition, the Board of Directors gave a vote of confidence to the President and the Chief Financial Officer of the Company. The Board of Directors of the Company also authorized management of the Company to resist any solicitation of consents or proxies to call a special meeting of the shareholders of the Company and to respond to any litigation.

         Following discussions between the Company and Mr. Estis, the parties decided to resolve the issues raised by the November 10 letter and the lawsuit and to avoid the necessity of a proxy contest. On December 16, 1998, the Company, Mr. Estis, the two other shareholders who granted a proxy to Mr. Estis and certain other parties entered into a Settlement Agreement. Among other things, the Settlement Agreement (i) prohibits Mr. Estis from participating in any proxy solicitation relating to actions that were contemplated in the November 10 letter to the Board of Directors of the Company; (ii) requires termination of the proxies granted to him by the two other shareholders; (iii) requires dismissal of the lawsuit; (iv) provides for a broad mutual release of claims between the parties; (v) provides for a "standstill" agreement until June 30, 1999 (subject to possible extension and reinstatement as described below), prohibiting Mr. Estis from participating in enumerated actions relating to control of the Company; and (vi) requires the Company to reimburse Mr. Estis for his out-of-pocket expenses up to $35,000.

         The Company has agreed to use its best effort to sell or assist Mr. Estis to sell at least one-half of his shares of Common Stock at $2.00 or more per share. If such a sale is not completed prior to June 30, 2000, then Mr. Estis's non-competition agreement shall be terminated except as to Mr. Estis' agreement not to solicit or hire employees of the Company. If the sale by Mr. Estis occurs prior to December 31, 2001, then the standstill agreement described above will be extended or reinstated, as the case may be, through December 31, 2001.

         Mr. Estis and the Company have agreed to terminate his employment agreement. In consideration of the termination of his employment agreement, he shall be entitled to certain payments and the term of his non-competition agreements with the Company shall be reduced, all as set forth in the Settlement Agreement. In addition the employment agreement for Andy Payne was also terminated and Mr. Payne is to receive certain payments in connection with such termination.

         Mr. Estis has resigned as a member of the executive committee of the Company. Upon the sale of one-half of his common stock, Mr. Estis will also resign as a director of the Company.

         Pursuant to the Settlement Agreement, on December 17, 1998, Mr. Andy Payne tendered his resignation as a member of the Board of Directors of the Company. On December 18, 1998, the Board of Directors of the Company accepted Mr. Payne' resignation and elected James W. Bryant as a director of the Company to fill the unexpired term of Mr. Payne.

         In December of 1997, the Company sold its Columbia, Mississippi, facility to Don Smith, a director of the Company. Such sale was in connection with the Company's closing of its Oklahoma City and Columbia, Mississippi facilities. The Company received approximately $316,000 in cash and realized a $11,000 loss due to the sale of such facility.

         On August 6, 1997, the Company consummated the acquisition of all of the stock ownership of Ouachita Energy Corporation and the acquisition of substantially all of the assets of two affiliated companies (LLC, partnership) (collectively referred to herein as the "Ouachita Companies") for 7.6 million shares of Common Stock and the payment in cash or assumption of debt of $24 million. Dennis Estis was the principal stockholder of the Ouachita Companies and Andy Payne served as chief financial officer of the Ouachita Companies. Following the closing of such transaction, Mr. Estis and Payne were elected to the Board of Directors of the Company. In January of 1997, the Company exchange 286,976 shares of Common Stock for the cancellation of approximately $699,000 of indebtedness owed by the Company to Mr. Estis and an affiliated company.

         On December 19, 1996, the Company consummated the sale of 8,000,000 shares of its Common Stock, and warrants which, upon satisfying certain vesting requirements, entitle the holder to purchase up to an additional 8,000,000 shares of Common Stock at a price of $.91 per share (the "Warrants"). The sales of the Common Stock and Warrants were made pursuant to the terms and conditions of the Stock Purchase Agreement dated October 16, 1996, between the Company and HACL, Ltd., a Texas limited partnership ("HACL"). All of the Warrants and 3,863,636 of the shares of Common Stock were issued to HACL and 4,136,364 shares of Common Stock were issued to HACL's designee, Energy Investors ("Energy Investors"), a Texas joint venture of which HACL is the managing joint venture partner, for aggregate consideration of $4,400,000 in cash. The general partner of HACL is Six-Dawaco, Inc., a Texas corporation, whose directors and executive officers are Ray C. Davis and Kelcy L. Warren. Ray C. Davis, Kelcy L. Warren, Matthew
S. Ramsey, Richard D. Brannon and Jon P. Stephenson are each limited partners in HACL. James D. Finley is a joint venture partner in Energy Investors. In 1997, all of the Warrants vested and became exercisable.

         Pursuant to the Stock Purchase Agreement, HACL was granted the right to designate up to eight directors of the Registrant upon consummation of the transaction. Following such consummation, John B. Hawkins, Donald C. Nejedly and David J. Parsons resigned as directors of the Company, and HACL's designees, Ray C. Davis, Kelcy L. Warren, Matthew S. Ramsey, Richard D. Brannon and Jon P. Stephenson, were elected to serve as directors. Under the terms of the Stock Purchase Agreement, the Company has agreed to hereafter include among its nominees for the Board of Directors a sufficient number of persons designated by HACL such that the percentage of directors proposed to be composed of HACL's designees is approximately proportionately equal to HACL's percentage ownership of the Company's total outstanding shares of Common Stock.

         Hawkins Oil & Gas, Inc. ("Hawkins Oil & Gas") owns 4.45% of the outstanding stock of the Company, two of the principals of Hawkins Oil & Gas, Mr. John B. Hawkins and Mr. James F. Hawkins, Jr., served as Directors of the Company in 1996 and Mr. Clifford S. Lewis, an officer and shareholder of Hawkins Oil & Gas, continues to be a director of the Company. In March of 1996, the Company and Hawkins Oil & Gas, Inc. entered into an agreement pursuant to which the sublease of office space by the Company from Hawkins Oil & Gas was terminated as of December 31, 1995; operations of certain oil and gas properties owned jointly by the Company and Hawkins Oil & Gas were transferred to the Company; and the parties agreed (i) upon the method of allocating the compensation of Mr. Lewis (who, at the time of the execution of the agreement, was servicing as a Vice President, Treasurer and Secretary of the Company) and other shared employees, (ii) to the joint access to certain geologic and production data maintained by the Company (which data the Company agreed to transfer to Hawkins Oil & Gas at no cost if the Company should sell all or substantially all of its oil and gas assets or terminate its active involvement in the business of oil and gas exploration, development and production) and computer data and facilities maintained by Hawkins Oil & Gas, (iii) to participate jointly in the administration of their respective self-insured health plans, and (iv) that the Company would have the right to participate in an oil and gas concession in Pakistan which Hawkins Oil & Gas is pursuing. By a subsequent agreement with Hawkins Oil & Gas and Messrs. John B Hawkins and James F. Hawkins, Jr., the Company agreed to change its name from Hawkins Energy Corporation prior to January 1, 1997, and to transfer to Mr. James F. Hawkins, Jr., title to the motor vehicle that he had been using as a company vehicle while an officer and director of the Company.

         ELECTION OF DIRECTORS

         All of the persons listed under "Nominees for Directors," each of whom is currently a director of the Company, have been nominated by the Board of Directors for reelection as directors.

         The Board of Directors urges you to vote FOR the Board of Directors' nominees. Proxies solicited hereby will be so voted unless stockholders specify otherwise in their proxies. Although the Board of Directors does not contemplate that any of its nominees will be unavailable for election, in the event of a vacancy in the slate of nominees it is presently intended that the proxy will be voted for the election of a nominee who will be selected by the Board of Directors.

NOMINEES FOR DIRECTORS

         The following table sets forth information with respect to each nominee for election to the Company's Board of Directors.

                           Position in the Company and Principal Occupation
Nominee & Age              or Employment for the Last Five Years
---------------            ------------------------------------------------
Richard D. Brannon         Chairman of the Board; Member of Executive, Audit and Human
Age 40                     Resources Committees of the Board of Directors; President of Brannon Oil
                           & Gas, Inc.


                                       -7-


Charles M. Butler, III     Director; Member of the Audit and Human Resources Committees of the
Age 55                     Board of Directors; Attorney.

Ray C. Davis               Director; Member of Executive, Audit and Human Resources Committees
Age 55                     of the Board of Directors; Principal of Energy Transfer Company.

James D. Finley            Director; Member of the Audit Committee of the Board of Directors;
Age 41                     Managing Partner and Director of Duer Wagner & Co.

Neal A. Hawthorn           Director; Member of the Audit Committee of the Board of Directors;
Age 65                     Vice President and Director of R. Lacy, Inc.

Clifford S. Lewis          Director; Member of the Audit and Human Resource Committees of
 Age 44                    the Board of Directors; Vice President and Chief Financial Officer of
                           Hawkins Oil & Gas, Inc.

Matthew S. Ramsey          Director; Member of Executive and Human Resources; Committees
Age 44                     of the Board of Directors; President and Chief Executive Officer of OEC
                           Compression Corporation.

Don E. Smith               Director; former President of Equity Compressors, Inc.;
Age 49                     Cattle Rancher.

Jon P. Stephenson          Director; Member of Executive and Human Resources Committees of the Board of
Age 53                     Directors; President of Sandollar Oil & Gas, Inc.

Kelcy L. Warren            Director; Member of Executive and Human Resources Committees of the Board of
Age 44                     Directors; Principal of Energy Transfer Company.

Dennis W. Estis            Director.
Age 52

James W. Bryant            Director and Chief Operating Officer.
Age 65

         Mr. Brannon became Chairman of the Board in December 1996 and is President of Brannon Oil & Gas, Inc., an independent energy investment company. Mr. Brannon is also an active investor in oil and gas production, natural gas pipelines, real estate and equity investments. Mr. Brannon served as director of Cornerstone Natural Gas, Inc., a natural gas pipeline and processing company, until its sale to El Paso Natural Gas Company in 1996. Mr. Brannon also previously served as an Advisory Board member to First Interstate Bank, Fort Worth. Mr. Brannon began his career in 1981 with TXO Production Corp. as a completion and reservoir engineer. Mr. Brannon has a B.S. degree in Petroleum Engineering from the University of Texas and is a Certified Professional Engineer. Mr. Brannon is the brother of Jack D. Brannon, Senior Vice President and Chief Financial Officer of the Company.

         Mr. Butler has served the Company as a Director since the Company's inception in 1989. He is presently self employed as a financial and regulatory consultant in Houston, Texas, and previously was a Senior Vice President of Kidder, Peabody & Co., Inc. Prior to that, he was Chairman of the Federal Energy Regulatory Commission (1981-1983); Administrative Assistant to Senator John Tower (1979-1981); Corporate Counsel to American Natural Service Company (1976-1979); and he has served in several capacities as an attorney. He holds a B.A. Degree in Economics from the University of Houston and a J.D. from the University of Texas, where he earned Order of the Coif Honors.

         Mr. Davis became a Director in December 1996. He is a founding principal of Energy Transfer Company, an energy investment firm, which was formed in 1996. Mr. Davis founded Capstone Partners in 1988, a buy out firm formed to acquire under-performing companies. He served as Chairman and CEO of several companies acquired by Capstone Partners, including Healthco International Inc., a $500 million a year dental supply company, HPSC, an equipment leasing company quoted on the Nasdaq system and Cornerstone Natural Gas, Inc., a natural gas pipeline and processing company listed on the American Stock Exchange. Mr. Davis served as Director and General Partner of Hydro Environmental Services, Inc. from 1989 to 1992, and as Chief Executive Officer of Healthco International, Inc. from June 1991 to August 1992. He was also Chairman of the Board of HPSC, Inc. from 1991 to 1992. On June 9, 1993, Healthco International, Inc. filed for protection under Chapter 11 in the U.S. Bankruptcy Court in the Western District of Massachusetts, Western Division, Case No. 93-41604-JFQ. In connection with Mr. Davis' and a group of investors' initial acquisition of an interest in Cornerstone Natural Gas, Inc. and as part of a pre-packaged plan, Cornerstone's predecessor and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Eastern District of Texas, Sherman Division. On November 2, 1993, Cornerstone emerged from such pre-packaged plan and Mr. Davis and the investor group acquired their interest in Cornerstone. From 1983 to 1988, he shared the operating duties of Colt Industries, a Fortune 200 diversified manufacturer. Mr. Davis was last responsible for two groups of companies with operations in 15 countries and sales in excess of $1 billion. Mr. Davis held several executive positions in Colt Industries and, prior to that, held several management positions at Mobil Chemical, a division of Mobil Oil.

         Mr. Finley became a Director in April of 1997. He is an independent oil and gas producer and is Managing Partner and Director of Duer Wagner & Co., an independent oil and gas operator with operations in Alabama, Louisiana, Mississippi, Oklahoma, Texas and Wyoming. Mr. Finley was Chief Financial Officer of Duer Wagner & Co. from 1982 until 1996 when he became its Managing Partner. Mr. Finley is an active investor in oil and gas production, natural gas pipelines and real estate investments. Mr. Finley has a broad range of experience in the management of oil and gas operations and the acquisition and financing of oil and gas properties. Mr. Finley began his career at Arthur Andersen & Co. as a member of the Dallas/Fort Worth oil and gas industry team. Mr. Finley received a Bachelor of Business Administration from the University of Texas at Austin in 1979.

         Mr. Hawthorn became a Director in April of 1997. He is a Vice President and Director of R. Lacy, Inc., an independent oil and gas company in Longview, Texas. Prior to joining R. Lacy, Inc. in 1978, he was a partner of the law firm of Kenley, Boyland, Hawthorn, Starr and Coghlan in Longview, Texas. Mr. Hawthorn is a member of the Texas Mid-Continent Oil and Gas Association. Mr. Hawthorn holds a B.B.A. Degree from the University of Texas at Austin and a J.D. from the University of Texas Law School.

         Mr. Lewis has served the Company as a Director since its inception in 1989. He also served as the Company's Vice President, Secretary and Treasurer from the Company's inception through April 5, 1996. Mr. Lewis has served as Vice President and Chief Financial Officer of Hawkins Oil & Gas, Inc. from 1988 to present. Previously, he was employed by Hawkins Oil & Gas as Controller (1986 to 1988), as Manager of Financial Accounting (1984 to
1986), Senior Financial Accountant (1981 to 1984) and by Arthur Young & Company (now Ernst & Young) as Senior Accountant. He holds a B.S. Degree in Accounting and an M.B.A. Degree from Kansas State University.

         Mr. Ramsey became Chief Executive Officer and a Director in December 1996 and became President in February 1997. Mr. Ramsey served as Vice President of Nuevo Energy Company, an independent energy company, from 1990 to 1996. From 1990 to 1996, he was employed by Torch Energy Advisors Incorporated, a company providing management and operations services to energy companies including Nuevo Energy Company, last serving as a director and Executive Vice President. Mr. Ramsey joined Torch Energy as Vice President of Land and was named Senior Vice President of Land in 1992. Prior to joining Torch Energy, Mr. Ramsey was self-employed for eleven years. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of Harvard Business School's Advanced Management Program. He is licensed to practice law in the State of Texas.

         Mr. Smith has served as Director since June 1993. He founded and was President of Mid-South Compressors, Inc. and its successor in Columbia, Mississippi, from 1985 to 1996. Mid-South Compressors, Inc. became a wholly owned subsidiary of the Company in 1993 and was merged into Equity Compressors, Inc. another wholly owned subsidiary of the Company in 1995. From 1981 to 1985, he was the Branch Manager of Compressor Systems, Inc. Previously, he was the founder and President of Oilfield Maintenance Service, Inc. from 1974 to 1981, and Division Compressor Mechanic of Shell Oil Company from 1967 to 1974.

         Mr. Stephenson became a Director in December of 1996. He is President and owner of Sandollar Oil & Gas, Inc., an independent exploration and production company located in Longview, Texas. Prior to forming Sandollar in 1981, Mr. Stephenson was employed from 1971 to 1980 by Ensearch Exploration, Inc. in Dallas, Texas, in various engineering capacities, with his last assignment being Vice President of Production. He began his career in 1968 as an engineer with Shell Oil Company in New Orleans, Louisiana. Mr. Stephenson received his B.S. degree in Petroleum Engineering from Louisiana Tech University in 1968. He is a Certified Professional Engineer in the State of Texas.

         Mr. Warren became a Director in December of 1996. He is a founding principal of Energy Transfer Company, an energy investment firm, which was formed in 1996. Prior to forming Energy Transfer Company, he was employed by Endevco, Inc., a natural gas pipeline and processing company and predecessor of Cornerstone Natural Gas, Inc., from 1981 to 1992. At Endevco, Mr. Warren served in many capacities, including President, Chief Operating Officer and Director. He and a group of investors acquired controlling interest of Cornerstone Natural Gas, Inc. in 1993 as part of a pre-packaged plan, whereby Endevco and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Eastern District of Texas, Sherman Division. On November 2, 1993, Cornerstone Natural Gas, Inc. emerged from such pre-packaged plan and Mr. Warren and the investor group acquired their interest in Cornerstone. Mr. Warren served as President, Chief Operating Officer and a director of Cornerstone unit its sale to El Paso Natural Gas Company in 1996. Prior to joining Endevco, Mr. Warren was employed by Lone Star Gas Company.

         Mr. Estis became a director of the Company in August of 1997 in connection with the Company's acquisition of Ouachita Energy Corporation. Until December 17, 1998, Mr. Estis was the President and Chief Operating Officer of Ouachita Energy Corporation. Mr. Estis founded Ouachita Energy Corporation in 1976. Mr. Estis holds a Bachelor of Science in Chemical Engineering and a M.B.A. Degree from Louisiana State University.

         Mr. Bryant became a director in December of 1998. He has served as Chief Operating Officer since December 18, 1998. Mr. Bryant brings 40 years of management and engineering experience in the natural gas industry to the Company. Mr. Bryant is presently President of Cardinal Resources, Inc., an engineering and management consulting company. Prior to Cardinal Resources, Inc., Mr. Bryant was founder and Chief Executive Officer of Endevco, Inc., predecessor to Cornerstone Natural Gas, Inc. Mr. Bryant has a B.S. in Chemical Engineering from Louisiana Tech University and is a Registered Professional Engineer in Texas and Louisiana.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

         The Company has standing Executive, Audit and Human Resources Committees of the Board of Directors. Presently, the members of the Executive Committee are Richard D. Brannon, Charles M. Butler, III, Ray C. Davis, Matthew S. Ramsey and Kelcy L. Warren, the members of the Audit Committee are Richard D. Brannon, Ray C. Davis, Clifford S. Lewis, Neal A. Hawthorne and James D. Finley, and the members of the Human Resources Committee are Richard
D. Brannon, Charles M. Butler, III, Clifford S. Lewis, Matthew S. Ramsey, Jon
P. Stephenson and Kelcy L. Warren. The function of the Executive Committee is to act for the Board between Board meetings. The Executive Committee was formed on December 16, 1997 and held one meeting during 1998. The primary functions of the Audit Committee are to monitor the Company's internal accounting controls, review quarterly and annual financial information and review the services and fees of the independent auditors. The Audit Committee met two times during the fiscal year ended December 31, 1998. The primary functions of the Human Resources Committee are to review and approve management's recommendations concerning compensation of executive officers and certain other employees and to administer the Company Employee Stock Option Plan. The Human Resources Committee has the authority, in its discretion, to select the eligible officers and employees to whom options shall be granted and the number of shares of the Company's Common Stock to be subject to such options. The Human Resources Committee also serves to evaluate top management and their successors within the Company. The Human Resources Committee met one time during the fiscal year ended December 31, 1998.

         The Board of Directors met four times during fiscal 1998. All directors were present for at least 75% of the aggregate of the meetings of the Board of Directors and of the committees of the Board on which each director served.

DIRECTOR COMPENSATION

         Directors of the Company who are not also employees of the Company are paid an annual retainer fee of $6,000, payable quarterly, plus an additional payment of $500 for each directors' and committee meeting attended in person or held by means of conference telephone calls.

         On June 11, 1998, all non-officer Directors were each issued options to purchase 6,666 shares of Common Stock. The exercise price of all options granted in 1998 was equal to the fair market value of the Common Stock on the date of grant. The options were granted for a term of 40 years.

         The Company entered into an agreement with Richard D. Brannon whereby he was paid $10,000 per month for the first three months of 1997 for his efforts in developing business opportunities for the Company's compressor leasing business. Commencing June 1997, Mr. Brannon was retained as a business development consultant for which he is paid $5,000 per month.

EMPLOYMENT AGREEMENT

         Matthew S. Ramsey and Jack D. Brannon are each parties to Amended and Restated Change of Control Agreements pursuant to which such executive officers are entitled to payments equal to the sum of (i) one years' salary plus (ii) the greater of such executive's last year bonus or the bonus such executive would have earned for the current fiscal year under any bonus plan in effect for the Company at the time of such termination if such executive is terminated without cause following a change of control. Such amount shall be paid to the terminated executive in either a lump sum or in monthly installments over 12 months at the election of the terminated employee. Such executive shall be entitled to such severance pay if following a change of control of the Company, the executive is asked to relocate or his salary and bonus is reduced.

         Mr. McCormick's employment contract has a two year term, subject to automatic one year extensions, unless either the Company or Mr. McCormick elects not to extend the term of such agreement. Under such employment agreement, Mr. McCormick is entitled (i) a base salary of $115,000; (ii) during the first two years of the term of such agreement, a minimum bonus of $27,000 per year; and (iii) such other bonus as may be determined by the Board of Directors of the Company. In connection with the execution of such agreement, Mr. McCormick received stock options under the Company Employee Stock Option Plan to purchase 100,000 shares of common stock. Mr. McCormick's employment contract provides that following a change of control of the Company and reduction of Mr. McCormick's salary or relocation, then Mr. McCormick may terminate his Employment Agreement and receive a lump sum payment equal to (1) one years' salary and (2) an amount equal to the bonus that Mr. McCormick would have earned over the fiscal year for which such termination occurred. Mr. McCormick's employment agreement restricts him from competing against the Company or its subsidiaries or soliciting the Company's or its subsidiaries' customers or employees for a one year period following the termination of his employment.

         PROPOSAL TWO

         RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has unanimously selected Arthur Andersen LLP, as the independent auditors for the Company for its 1999 fiscal year. Although the Board is not required to submit its selection of auditors for stockholder approval, the Board has elected to seek ratification by the stockholders at the Annual Meeting. A representative of Arthur Andersen LLP, who will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         Certain information with respect to the following table sets forth all compensation paid for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1998, 1997 and 1996 to (a) each person serving as the Company's chief executive officer during fiscal 1998 and (b) each of the Company's most highly compensated executive officers whose aggregate compensation during fiscal 1998 exceeded $100,000.

                                            Long Term Compensation Awards
                                        Annual Compensation Number of Shares

                                                                    Other        Securities      All Other
Name and Principal                  Fiscal                          Annual       Underlying    Compensation
      Position            Year     Salary(1)        Bonus        Compensation     Options           (2)
                          ----     ---------        -----        ------------     -------          -----
Matthew S. Ramsey         1998     $196,081              $0           $0                 0         $1,333
President and
Chief Executive Officer   1997     $175,000         $87,500           $0           213,890         $1,010

                          1996       $6,731             $ 0           $0                 0             $0

Jack D. Brannon           1998     $127,755              $0           $0                 0             $0
Senior Vice President
and Chief Financial       1997     $115,000         $57,500           $0           140,560             $0
Officer

(1) Includes all before-tax contributions to the Employee 401(k) Plan.

(2) Other compensation consists solely of employer contributions to the Employee 401(k) Plan. Does not include the value of any perquisites because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 1998. The Company has never granted any stock appreciation rights.

                                                % of Total
                       Number of                Options/ SARs
                       Securities               Granted to
                       Underlying Options/      Employees in        Exercise or Base
Name                   SARs Granted (1)         Fiscal Year         Price ($/Sh)(2)        Expiration Date
-----------------------------------------------------------------------------------------------------------
James W. Bryant        100,000                  61.10%              $1.2500                12/15/2008

----------------
(1) Consists solely of options to acquire shares of Common Stock. The options were granted for a term of 10 years, subject to earlier termination in certain events related to the termination of employment. The options became exercisable in five equal annual installments commencing on the anniversary date of the date of grant.

(2) The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 1998, and the number and value of unexercised options held by such executive officers at the end of the fiscal year.

                                                                 Number of Securities             Value of Unexercised
                                                                Underlying Unexercised            In-The-Money Options
                                                                 at December 31, 1998            at December 31, 1998(1)
                                                             ------------------------------   ----------------------------
                                 Shares
                                Acquired         Value
Name                           on Exercise     Realized      Exercisable      Unexercisable   Exercisable    Unexercisable
------------------------     -------------     --------      -----------      -------------   -----------    -------------
Jack D. Brannon                          0           $0           28,112          112,448             0                $0

Matthew S. Ramsey                        0           $0           42,778          171,112             0                $0

James W. Bryant                          0           $0                0          100,000             0                $0

---------------------
(1) Market value of the underlying shares of Common Stock at the date of exercise or fiscal year-end, as the case may be, minus the option exercise price and multiplied by the applicable number of shares. The last sale price for the Company's Common Stock as quoted on the American Stock Exchange on December 31, 1998, the last trading day of the fiscal year, was $1.13.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 1998.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, during and with respect to fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent stockholders were complied with.

         OTHER MATTERS

MATTERS WHICH MAY COME BEFORE THE MEETING

         The Board of Directors does not intend to bring any other matters before the meeting, nor does the Board of Directors know of any matters which other persons intend to bring before the meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the meeting, the persons named in the accompanying Proxy Card will vote thereon in accordance with the recommendation of the Board of Directors.

         REMINDER: PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

         [FORM OF PROXY - FRONT SIDE]

         OEC COMPRESSION CORPORATION

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M. LOCAL TIME ON MAY 20, 1999, AT THE HOLIDAY INN PROFESSIONAL CENTRE/ATRIUM, 2001 LOUISVILLE AVENUE, MONROE, LOUISIANA 71201

The undersigned stockholder(s) of OEC Compression Corporation (the "Corporation") do(es) hereby nominate, constitute and appoint JACK D. BRANNON, as proxy of the undersigned, with full powers of substitution and resubstitution, to represent and vote the shares of capital stock of the Corporation held of record by the undersigned on the record date for the above-described annual meeting, at such meeting and at any adjournment thereof as follows:

PROPOSAL ONE:     TO ELECT DIRECTORS OF THE COMPANY:

         Charles M. Butler, III, James D. Finley, Neal A. Hawthorn, Clifford S. Lewis, Don E. Smith, Richard D. Brannon, Ray C. Davis, Matthew S. Ramsey, Jon P. Stephenson, Kelcy L. Warren, Dennis W. Estis and James
         W. Bryant.

          [  ] FOR listed nominees       [  ] WITHHOLD AUTHORITY
          (except do not vote for        to vote for
          the nominee(s) whose name(s)
          I have written below).

                  ---------------------------------------------

PROPOSAL TWO:  TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP, DALLAS, TEXAS,
          AS INDEPENDENT AUDITOR FOR THE COMPANY FOR ITS FISCAL YEAR
          1999; AND
          [  ] FOR          [  ] AGAINST          [  ] ABSTAIN

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         [FORM OF PROXY - REVERSE SIDE]
         (continued from other side)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ANY OF THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED "FOR" SAID PROPOSAL. IF ANY OTHER MATTERS SHOULD BE BROUGHT BEFORE THE MEETING, THE PROXY WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH HIS BEST JUDGMENT. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

         DATED this ______ day of ________________, 1999.

                                       ________________________________________
                                       Signature(s) of Stockholder(s)

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.

         PLEASE SIGN, DATE AND MAIL TODAY.